Exhibit 4.85

[Translation of Chinese Original]

Termination Agreement of Existing Contractual Agreements

The Agreement Termination Agreement of Existing Contractual Agreements (“The Agreement”) is signed by the following two parties on April 14, 2015 in Beijing.

Party A: Beijing Super TV Co., Ltd., a wholly foreign-owned enterprise incorporated and existing under the laws of the People’s Republic of China, whose registered address is Room 406, Tower B, Jingmeng High-tech Building, No. 5-2 Shangdi East Road, Haidian District, Beijing (“Super TV”);

Party B: Beijing Novel-Super Digital TV Technology Co., Ltd., a limited liability company incorporated and existing under the laws of the People’s Republic of China, whose registered address is Room 402, Tower B, Jingmeng High-tech Building, No. 5-2 Shangdi East Road, Haidian District, Beijing (“N-S DIGITAL TV”).

In this Agreement, Party A and Party B are each referred to as “One Party”, collectively referred to as “Both Parties”.

Whereas:

1)	There are signed files listed in Annex I signed by Party A and Party B (as the files listed in Annex I are collectively referred as “existing contractual agreements”)

2)	Both Parties agree to terminate all existing contractual agreements according to the Agreement.

Here both Parties agree as follows by consensus:

1.	Termination of Existing Contractual Agreements

1.1	Party A and Party B hereby irrevocably agree and acknowledge that all of the above, and / or any existing contractual agreements had terminated since June 20, 2014 (“effective date of termination”) and not have any effect.

1.2	Since the effective date of the termination, both Parties no longer had the rights under all and / or any existing contractual agreements, or no longer need to fulfil the obligations under all and / or any existing contractual agreements.

1.3	The Parties of this Agreement shall irrevocably and unconditionally exempt the disputes, claims, demands, rights, obligations, liabilities, actions, contracts or causes of action of any kind or nature, owned or may owned by the other party of this Agreement, directly or indirectly relevant to all and / or any existing contractual agreements or generated by existing contractual agreements in the past, at present or in the future.

1.4	Without prejudice to the generality provisions in 1.3, since the effective date of the termination, both Parties of this Agreement, their heirs, successors, assigns or estate executors shall exempt the commitments, debts, demands, requirements, obligations and responsibilities of any kind or nature, owned by may owned by the other Party of this Agreement, their present and former directors, officers, employees, legal advisors, agents, their related Parties and their successors and assigns, relevant with existing contractual agreements or generated by existing contractual agreements in the past, now or in the future, including claims and causes of action based on laws and the principles of equality, whether these claims or demands have already been filed or not, absolute or contingent, known or unknown.

2.	Representation and warranties

Each Party hereby, at the date of signing of the Agreement, jointly and severally represents and warrants to the other party as follows:

2.1	It has obtained the necessary authorization and has the right to sign this Agreement; the signing and performance of this Agreement will not lead to conflicts, restrictions or violation of laws, regulations or agreement having binding force or effect on it.

2.2	Upon signing of this Agreement, it shall constitute legal, valid and binding and enforced obligations under the terms of this Agreement.

2.3	There are no litigations, arbitrations or legal, administrative or other proceedings or government investigation related to the subject mater of this Agreement.

3	Commitments

3.1	In order to successfully complete the termination of the rights and obligations under existing contractual agreements, both Parties shall sign all necessary or appropriate documents, and take all necessary or appropriate actions, actively cooperate with other parties to obtain relevant government approvals or/and registration documents, and handle the relevant termination procedures.

4	Liability for Breach of Contract

Any Party breaches this Agreement and make it impossible to perform all or part of this Agreement shall be liable for breach of this Agreement and indemnify the damages which are caused by this breach and suffered by other Parties of this Agreement.

5	Obligation of Confidentiality

Both Parties acknowledge and confirm that any oral or written information relating to this Agreement exchanged between each other belong to confidential information. Each Party shall maintain the confidentiality of all such information and shall not disclose any information to any third party without the prior written content of the other Party of this Agreement, except in the following circumstances: (a) The public knows or will know such information (rather than being disclosed by any information acceptor to the public without authorization); (b) information needs to be disclosed as required by applicable law or regulation; or (c) any Party needs to disclose the information on transactions as mentioned in this Agreement to its potential investor, legal or financial advisors who shall comply with the Obligations of Confidentiality similar to this provision. The breach of confidence of staff members or hired agencies of any Party shall be deemed to be the breach of confidence of this Party and this Party shall be liable for breach of this Agreement. This provision shall remain in force whether this Agreement is terminated for any reason.

6.	Applicable Law and Dispute Resolution

6.1	The formation, validity, interpretation, performance, amendment, termination and dispute resolution of this Agreement shall all apply Chinese laws.

6.2	Both Parties shall resolve any dispute, claim and controversy concerning the interpretation or implementation of this Agreement, or the breach, termination and invalid situation (“dispute”) first through friendly consultations. If the Parties fail to resolve the Dispute through friendly consultations within 30 days after the written notice sent by any Party for the negotiation of the Dispute, , unless otherwise agreed in writting, the Dispute shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration according to currently effective rules for arbitration in Beijing. Any arbitral award made under this provision shall be final, and biding on both Parties. The costs of arbitration shall be ruled by the arbitral award.

6.3	If the arbitration of any dispute or arbitration relating to the interpretation and performance of this Agreement is in progress, the Parties of this Agreement shall continue to exercise their other rights and perform their other obligations under this Agreement.

7.	Miscellaneous

7.1	This Agreement shall takes effect since being signed by the Parties on the date listed at the beginning of this Agreement.

7.2	This Agreement is in duplicate, Party A and Party B holds one copy each which have the same effect.

7.3	The Parties of this Agreement may change and supplement this Agreement through written agreement. Any modification agreement and / or supplemental agreement of this Agreement made by the Parties are an integral part of this Agreement, and shall have the same legal effect as this Agreement.

7.4	The ineffectiveness of any terms of this Agreement shall not affect the legal validity of the remaining provisions of this Agreement.

[The remainder of this page is intentionally left blank.]

Given this, the duly authorized representatives of both parties have signed this Agreement on the date shown at the beginning of this Agreement.

Party A:

Beijing Super TV Co., Ltd. (sealed)

Signature: /s/ Zhu Jianhua

Name:

Position:

Party B:

Beijing Novel-Super Digital TV Technology Co., Ltd. (sealed)

Signature: /s/ Zhu Jianhua

Name:

Position:

Signature page of the Termination Agreement of Existing contractual agreements

Annex

Existing Contractual Agreements

Contents:

Serial no.	Agreement Name	Signatories	Signature Date
(1)	Technology Development Agreement	Super TV, N-S DIGITAL TV	June 07, 2004
(2)	Framework Agreement for Purchase of Computer Chips	Super TV, N-S DIGITAL TV	December 12, 2008
(3)	Framework Agreement for Sale of Software Products	Super TV, N-S DIGITAL TV	July 14, 2009

4